Exhibit 10.39

Supreme Indiana Operations, Inc.

2581 East Kercher Road

Goshen, IN 46527

December 14, 2012

G-2, Ltd.

2581 East Kercher Road

Goshen, IN 46527

Re:	Exercise of Option to Purchase
(Indiana)

Gentlemen:

Reference is made to that Lease Agreement dated July 25, 1988, between G-2, Ltd., a Texas limited partnership (“Lessor”), and Supreme Corporation, a Texas corporation.  As a result of a merger transaction effective September 28, 2010, Supreme Indiana Operations, Inc., a Delaware corporation (“Lessee”), became the successor in interest to Supreme Corporation under the Lease Agreement.

The Lease Agreement covers certain real estate and improvements (the “Leased Premises”) located in Goshen, Elkhart County, Indiana.

Paragraph 20 of the original Lease Agreement granted to Lessee an option to purchase the Leased Premises.  Paragraph 20 further provides as follows:

“In the event of the exercise of this option as herein provided, Lessor agrees to convey the property to Lessee by Warranty Deed free and clear of all encumbrances except the taxes and assessments which under this Lease are to be paid by Lessee.  Whenever Lessee desires to exercise this option, it shall give Lessor written notice thereof.  Lessor will within reasonable time after receipt of such notice deliver, or cause to be delivered, to Lessee a preliminary title report.  Defects in title, if any, shown by such report shall be remedied by Lessor within thirty (30) days of notice to Lessor of such defects, and it shall deliver to Lessee at the time of closing an owner’s policy of title insurance issued by an approved title company in the amount of the purchase price subject only to encumbrance, exceptions, and reservations herein mentioned.  The purchase shall in any event be completed by conveyance of the property and payment of the purchase price within sixty (60) days from the delivery of notice of intent to exercise this option.  The Lessee agrees to pay all fees and expenses incurred in connection with the exercise of this option and the subsequent conveyance of the leased premises.”

There have been several extensions of this Lease Agreement with the most recent extension being the Fourth Extension dated to be effective July 25, 2010, which extends the term of the Lease through a period ending on July 25, 2015.

This letter represents Lessee’s written notification to Lessor that Lessee is hereby exercising its option under Paragraph 20 of the original Lease Agreement to purchase the Leased Premises.

The parties agree that the correct purchase price under the Fourth Extension of Lease Agreement is $3,568,426 with the calculation of such purchase price shown in Exhibit A attached hereto.

By signing where indicated below, Lessor agrees that Lessee’s written notification exercising its option to purchase the Leased Premises has been properly given and that the purchase price has been correctly calculated as shown in Exhibit A attached hereto.

SUPREME INDIANA OPERATIONS, INC.,
a Delaware corporation

		By:	/s/ Jeffery D. Mowery
Jeffery D. Mowery
Vice President-Finance

ACCEPTED AND AGREED TO:

G-2, LTD., a Texas limited partnership

By:	Supreme Indiana Operations, Inc.,
General Partner

By	/s/ Jeffery D. Mowery
Jeffery D. Mowery
Vice President-Finance

Exhibit A

Supreme Industries, Inc.

G-2 Real Estate Purchase Price

		Indiana	Georgia	Total

First Year Purchase Price Per Original Lease		$1,829,000	$936,000	$2,765,000

	CPI
Valuation Date	Index
June 1988 (Base Year)	118.000	$1,829,000	$936,000	$2,765,000
November 2012	230.221	$3,568,426	$1,826,160	$5,394,585